Filed Pursuant to Rule 424(b)(5)
                                               Registration Nos.  333-75193
                                                                  333-75193-01
                                                                  333-75193-02









            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 15, 1999

                                  $300,000,000

                                   (GPC LOGO)

                      SERIES E FLOATING RATE SENIOR NOTES
                             DUE FEBRUARY 22, 2002

                          ---------------------------

The Series E Floating Rate Senior Notes due February 22, 2002 of Georgia Power Company will bear interest payable monthly on the 22nd day of each month, beginning March 22, 2000. The per annum interest rate on the Series E Senior Notes will be reset monthly based on the one-month LIBOR rate plus 0.05%; however, under certain circumstances described in this prospectus supplement, the interest rate on the Series E Senior Notes will be determined without reference to LIBOR.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ---------------------------

The underwriters propose to offer the Series E Senior Notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. The underwriters have agreed to purchase the Series E Senior Notes from the Company at 100% of their principal amount ($300,000,000 aggregate proceeds to the Company), subject to the terms and conditions in the Underwriting Agreement.

The underwriters expect to deliver the Series E Senior Notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on February 22, 2000.

                          ---------------------------

                          JOINT BOOK-RUNNING MANAGERS:

BEAR, STEARNS & CO. INC.                                   CHASE SECURITIES INC.

          The date of this Prospectus Supplement is February 15, 2000

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SERIES E SENIOR NOTES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT AND SHORT-COVERING TRANSACTIONS IN THE SERIES E SENIOR NOTES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                  THE COMPANY

     Georgia Power Company (the "Company") is a corporation organized under the laws of the State of Georgia on June 26, 1930. The Company has its principal office at 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, telephone (404) 506-6526. The Company is a wholly owned subsidiary of The Southern Company ("Southern").

     The Company is a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy within an approximately 57,200 square mile service area comprising most of the State of Georgia.

                         SELECTED FINANCIAL INFORMATION

     The following data is qualified in its entirety by reference to and, therefore, should be read together with the detailed information and financial statements appearing herein, in the accompanying Prospectus or in the documents incorporated herein by reference.

                                                                YEAR ENDED DECEMBER 31,
                                             -------------------------------------------------------------
                                             1994(1)   1995(1)   1996(1)   1997(1)   1998(1)     1999(1)
                                             -------   -------   -------   -------   -------   -----------
                                                                MILLIONS, EXCEPT RATIOS        (UNAUDITED)
Operating Revenues.........................  $4,162    $4,405    $4,417    $4,386    $4,738      $4,457
Income Before Interest and Other Charges...     925       957       873       878       847         889
Net Income After Dividends on Preferred
  Stock....................................     526       609       580       594       570         541
Ratio of Earnings to Fixed Charges(2)......    3.65      4.51      4.99      4.66      4.49        3.49

                                                                    CAPITALIZATION
                                                               AS OF SEPTEMBER 30, 1999
                                                              --------------------------
                                                              ACTUAL     AS ADJUSTED(3)
                                                              -------   ----------------
                                                                  (MILLIONS, EXCEPT
                                                                     PERCENTAGES)
Common Stock Equity.........................................  $4,038    $4,064     51.4%
Cumulative Preferred Stock..................................      15        15      0.2
Company Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiaries Substantially All of Whose
  Assets are Junior Subordinated Debentures or Notes........     889       789     10.0
Senior Notes................................................     595       895     11.3
Other Long-Term Debt........................................   2,149     2,149     27.1
                                                              ------    ------    -----
     Total, excluding amounts due within one year of $418
      million...............................................  $7,686    $7,912    100.0%
                                                              ======    ======    =====

---------------

(1) "Income Before Interest and Other Charges" and "Net Income After Dividends on Preferred Stock" for the years ended December 31, 1994, 1995, 1996, 1997, 1998 and 1999 reflect charges of approximately $55,000,000, $8,000,000, $29,000,000, $6,000,000, $2,000,000 and $5,000,000, respectively, after taxes relating to benefits provided pursuant to work force reduction programs.
(2) This ratio is computed as follows: (i) "Earnings" have been calculated by adding to "Income Before Interest and Other Charges" all income taxes deducted therefrom and the debt portion of allowance for funds used during construction; and (ii) "Fixed Charges" consist of "Net Interest Charges" plus the debt portion of allowance for funds used during construction.

(3) Reflects (i) the receipt in December 1999 of $26,000,000 in capital contributions from Southern; (ii) the redemption in December 1999 of $100,000,000 aggregate liquidation preference of Georgia Power Capital, L.P. 9% Cumulative Monthly Income Preferred Securities, Series A for the benefit of the Company; and (iii) the issuance of the Series E Senior Notes.

                            RECENT RESULTS OF OPERATIONS

     For the year ended December 31, 1999, the unaudited amounts for "Operating Revenues," "Income Before Interest and Other Charges" and "Net Income After Dividends on Preferred Stock" were $4,457,000,000, $889,000,000 and $541,000,000, respectively. In the opinion of the management of the Company, the above unaudited amounts for the year ended December 31, 1999 reflect all adjustments (which were only normal recurring adjustments) necessary to present fairly the results of operations for such period. The "Ratio of Earnings to Fixed Charges" for the year ended December 31, 1999 was 3.49.

                                USE OF PROCEEDS

     The proceeds from the sale of the Series E Senior Notes will be used by the Company to repay a portion of its outstanding short-term indebtedness, which aggregated approximately $534,000,000 as of February 15, 2000. The outstanding short-term indebtedness of the Company was incurred for working capital purposes and currently consists of bank borrowings and commercial paper evidenced by notes having maturities from 14 to 189 days and bearing interest at rates from 5.75% to 6.18% per annum.

                    DESCRIPTION OF THE SERIES E SENIOR NOTES

     Set forth below is a description of the specific terms of the Series E Floating Rate Senior Notes due February 22, 2002 (the "Series E Senior Notes"). This description supplements, and should be read together with, the description of the general terms and provisions of the Senior Notes set forth in the accompanying Prospectus under the caption "Description of the Senior Notes." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture dated as of January 1, 1998, as supplemented (the "Senior Note Indenture"), between the Company and The Chase Manhattan Bank, as trustee (the "Senior Note Indenture Trustee").

GENERAL

     The Series E Senior Notes will be issued as a series of Senior Notes under the Senior Note Indenture. The Series E Senior Notes will be limited in aggregate principal amount to $300,000,000.

     The entire principal amount of the Series E Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on February 22, 2002. The Series E Senior Notes are not subject to any sinking fund provision. The Series E Senior Notes are available for purchase in denominations of $1,000 and any integral multiple thereof.

INTEREST

     Each Series E Senior Note shall bear interest from the date of original issuance, payable monthly in arrears on the 22nd day of each month to the person in whose name such Series E Senior Note is registered at the close of business on the fifteenth calendar day prior to such payment date. The initial interest payment date is March 22, 2000. The amount of interest payable will be computed on the basis of the actual number of days elapsed over a 360-day year. If any interest payment date would otherwise be a day that is not a Business Day, the interest payment date will be the next succeeding Business Day.

     The Series E Senior Notes will bear interest for each monthly Interest Period at a per annum rate determined by the Calculation Agent, subject to the maximum interest rate permitted by New York or other applicable state law, as such law may be modified by United States law of general application. The interest rate applicable during each monthly Interest Period will be equal to LIBOR on the Interest Determination Date for such Interest Period plus 0.05%; provided, however, that in certain circumstances described below, the interest rate will be determined without reference to LIBOR. Promptly upon such determination, the Calculation Agent will notify the Company and the Senior Note Indenture Trustee, if the Senior Note Indenture Trustee is not then serving as the Calculation Agent, of the interest rate for the new Interest Period. The interest rate determined by the Calculation Agent, absent manifest error, shall be binding and conclusive upon the beneficial owners and holders of the Series E Senior Notes, the Company and the Senior Note Indenture Trustee.

     If the following circumstances exist on any Interest Determination Date, the Calculation Agent shall determine the interest rate for the Series E Senior Notes as follows:

          (1) In the event no Reported Rate (as defined below) appears on Telerate Page 3750 (as defined below) as of approximately 11:00 a.m., London time, on an Interest Determination Date, the Calculation Agent shall request the principal London offices of each of four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company) to provide a quotation of the rate (the "Rate Quotation") at which one month deposits in amounts of not less than $1,000,000 are offered by it to prime banks in the London interbank market, as of approximately 11:00 a.m., London time, on such Interest Determination Date, that is representative of single transactions at such time (the "Representative Amounts"). If at least two Rate Quotations are provided, the interest rate will be the arithmetic mean of the Rate Quotations obtained by the Calculation Agent, plus 0.05%.

          (2) In the event no Reported Rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on an Interest Determination Date and there are fewer than two Rate Quotations, the interest rate will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such Interest Determination Date, by three major banks in New York City selected by the Calculation Agent (after consultation with the Company), for loans in Representative Amounts in U.S. dollars to leading European banks, having an index maturity of one month for a period commencing on the second London Business Day immediately following such Interest Determination Date, plus 0.05%; provided, however, that if fewer than three banks selected by the Calculation Agent are quoting such rates, the interest rate for the applicable Interest Period will be the same as the interest rate in effect for the immediately preceding Interest Period.

     Upon the request of a holder of the Series E Senior Notes, the Calculation Agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next Interest Period.

CERTAIN DEFINITIONS

     The following definitions apply to the Series E Senior Notes.

     "Business Day" means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed, or (iii) a day on which the Senior Note Indenture Trustee's corporate trust office is closed for business.

     "Calculation Agent" means The Chase Manhattan Bank, or its successor appointed by the Company, acting as calculation agent.

     "Interest Determination Date" means the second London Business Day immediately preceding the first day of the relevant Interest Period.

     "Interest Period" means the period commencing on an interest payment date for the Series E Senior Notes (or, with respect to the initial Interest Period only, commencing on the issue date for the Series E Senior Notes) and ending on the day before the next succeeding interest payment date for the Series E Senior Notes.

     "LIBOR" for any Interest Determination Date will be the offered rate for deposits in U.S. dollars having an index maturity of one month for a period commencing on the second London Business Day immediately following the Interest Determination Date in amounts of not less than $1,000,000, as such rate appears on Telerate Page 3750 or a successor reporter of such rates selected by the Calculation Agent and acceptable to the Company, at approximately 11:00 a.m., London time, on the Interest Determination Date (the "Reported Rate").

     "London Business Day" means a day that is a Business Day and a day on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

     "Telerate Page 3750" means the display designated on page 3750 on Bridge Telerate, Inc. (or such other page as may replace the 3750 page on that service or such other service as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

RANKING

     The Series E Senior Notes will be direct, unsecured and unsubordinated obligations of the Company ranking pari passu with all other unsecured and unsubordinated obligations of the Company. The Series E Senior Notes will be effectively subordinated to all secured debt of the Company, including its first mortgage bonds, aggregating approximately $1,060,000,000 outstanding at September 30, 1999. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

REDEMPTION

     The Series E Senior Notes will not be redeemable at the option of the Company prior to maturity.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as the initial securities depositary for the Series E Senior Notes. The Series E Senior Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global Series E Senior Notes certificates will be issued, representing in the aggregate the total principal amount of Series E Senior Notes, and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Series E Senior Notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the Series E Senior Notes on DTC's records. The ownership interest of each actual purchaser of Series E Senior Notes ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from

DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series E Senior Notes. Transfers of ownership interests in the Series E Senior Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series E Senior Notes, except in the event that use of the book-entry system for the Series E Senior Notes is discontinued.

     DTC has no knowledge of the actual Beneficial Owners of the Series E Senior Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Series E Senior Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to DTC. If less than all of the Series E Senior Notes are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in the Series E Senior Notes in accordance with its procedures.

     Although voting with respect to the Series E Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Series E Senior Notes. Under its usual procedures, DTC would mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Series E Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments on the Series E Senior Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner of a global Series E Senior Note will not be entitled to receive physical delivery of Series E Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series E Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series E Senior Note.

     DTC may discontinue providing its services as securities depositary with respect to the Series E Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, Series E Senior Notes certificates will be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Series E Senior Notes. In that event, certificates for the Series E Senior Notes will be printed and delivered to the holders of record.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement dated the date hereof, the Company has agreed to sell to each of the Underwriters named below and each of the Underwriters severally has agreed to purchase the principal amount of Series E Senior Notes set forth opposite its name below:

                                                                   PRINCIPAL
                                                                   AMOUNT OF
                                                                SERIES E SENIOR
NAME                                                                 NOTES
----                                                          -----------------
Bear, Stearns & Co. Inc.....................................     $150,000,000
Chase Securities Inc........................................      150,000,000
                                                                 ------------
          Total.............................................     $300,000,000
                                                                 ============

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Series E Senior Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all the Series E Senior Notes if any are taken.

     The Underwriters propose to offer the Series E Senior Notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. In connection with the sale of the Series E Senior Notes, the Underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts.

     The Company has agreed, during the period of 15 days from the date of the Underwriting Agreement, not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Series E Senior Notes, any security convertible into or exchangeable into or exercisable for Series E Senior Notes or any debt securities substantially similar to the Series E Senior Notes (except for the Series E Senior Notes issued pursuant to the Underwriting Agreement), without the prior written consent of the Underwriters.

     The Company estimates that it will incur offering expenses of approximately $325,000.

     In order to facilitate the offering of the Series E Senior Notes, the Underwriters or their affiliates may engage in transactions that maintain or otherwise affect the price of the Series E Senior Notes. Specifically, the Underwriters or their affiliates may over-allot in connection with this offering, creating short positions in the Series E Senior Notes for their own account. In addition, to cover over-allotments the Underwriters or their affiliates may bid for and purchase Series E Senior Notes in the open market. Finally, the Underwriters or their affiliates may reclaim any selling concession allowed to an underwriter or dealer for distributing Series E Senior Notes in this offering, if the Underwriters or their affiliates repurchase previously distributed Series E Senior Notes in transactions that cover syndicate short positions or otherwise. Any of these activities may maintain the market price of the Series E Senior Notes above independent market levels. The Underwriters or their affiliates are not required to engage in these activities, and may end any of these activities at any time.

     Neither the Company nor either of the Underwriters makes any representation or prediction as the direction or magnitude of any effect that the transactions described above may have on the price of the Series E Senior Notes. In addition, neither the Company nor either of the Underwriters makes any representation that such transactions will be engaged in or that such transactions, once commenced, will not be discontinued without notice.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Underwriters and their affiliates engage in transactions with and perform services for the Company in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with the Company or its affiliates. The Chase Manhattan Bank, the Senior Note Indenture Trustee and the Calculation Agent, is an affiliate of Chase Securities Inc.

     The Series E Senior Notes will not have an established trading market when issued. There can be no assurance of a secondary market for the Series E Senior Notes or the continued liquidity of such market if one develops. It is not anticipated that the Series E Senior Notes will be listed on any securities exchange.

PROSPECTUS

                                 $1,000,000,000

                             GEORGIA POWER COMPANY
                                  SENIOR NOTES

                           JUNIOR SUBORDINATED NOTES

                          ---------------------------

                         GEORGIA POWER CAPITAL TRUST V
                         GEORGIA POWER CAPITAL TRUST VI
                           TRUST PREFERRED SECURITIES
         FULLY AND UNCONDITIONALLY GUARANTEED, AS SET FORTH HEREIN, BY

                             GEORGIA POWER COMPANY
                      A SUBSIDIARY OF THE SOUTHERN COMPANY

                          ---------------------------

     We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ---------------------------

APRIL 15, 1999

                             ABOUT THIS PROSPECTUS

     This Prospectus is part of a registration statement filed with the Securities and Exchange Commission (the "Commission") using a "shelf" registration process under the Securities Act of 1933, as amended (the "1933 Act"). Under the shelf process, Georgia Power Company (the "Company") may sell, in one or more transactions,

     - senior notes (the "Senior Notes")

     - junior subordinated notes (the "Junior Subordinated Notes")

and Georgia Power Capital Trust V and Georgia Power Capital Trust VI (individually, a "Trust" and collectively, the "Trusts") may sell

     - trust preferred securities (the "Preferred Securities")

in one or more offerings up to a total dollar amount of $1,000,000,000. This Prospectus provides a general description of those securities. Each time the Company sells securities, the Company will provide a prospectus supplement that will contain specific information about the terms of that offering ("Prospectus Supplement"). The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement together with additional information under the heading "Available Information."

                             AVAILABLE INFORMATION

     The Company and the Trusts have filed with the Commission a combined registration statement on Form S-3 (the "Registration Statement," which term encompasses any amendments thereof and exhibits thereto) under the 1933 Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants including the Company that file electronically at http://www.sec.gov. In addition, reports and other material concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which Exchange certain of the Company's securities are listed.

     No separate financial statements of any Trust are included herein. The Company considers that such statements would not be material to holders of the Preferred Securities because each Trust has no independent operations and exists for the sole purpose of investing the proceeds of the sale of its Trust Securities (as defined below) in Junior Subordinated Notes.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission pursuant to the 1934 Act and are incorporated herein by reference and made a part of this
Prospectus:

        (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998; and

        (b) the Company's Current Reports on Form 8-K dated February 10, 1999, February 17, 1999 and March 3, 1999.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated herein by reference and made a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN THE EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). SUCH REQUESTS SHOULD BE DIRECTED TO JUDY M. ANDERSON, VICE PRESIDENT AND CORPORATE SECRETARY, GEORGIA POWER COMPANY, 241 RALPH MCGILL BOULEVARD, N.E., ATLANTA, GEORGIA 30308-3374, TELEPHONE: (404) 506-6526.

                              SELECTED INFORMATION

     The following material, which is presented herein solely to furnish limited introductory information regarding the Company, has been selected from, or is based upon, the detailed information and financial statements appearing in the documents incorporated herein by reference or elsewhere in this Prospectus, is qualified in its entirety by reference thereto and, therefore, should be read together therewith.

                             GEORGIA POWER COMPANY

Business.........................    Generation, transmission, distribution and
                                       sale of electric energy

Service Area.....................    Approximately 57,200 square miles
                                       comprising most of the State of Georgia

Service Area Population (1990
Census)..........................    Approximately 6,200,000

Customers at December 31, 1998...    1,830,187

Generating Capacity at December
31, 1998 (kilowatts).............    14,436,974

Sources of Generation during 1998
  (kilowatt-hours)...............    Coal (73%), Nuclear (22%), Hydro (3%), Oil
                                       and Gas (2%)

Sources of Generation Estimated
for 1999 (kilowatt-hours)........    Coal (74%), Nuclear (22%), Hydro (3%), Oil
                                       and Gas (1%)

                                 CERTAIN RATIOS

     The following table sets forth the Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis) for the periods indicated.

                                                                    YEAR ENDED DECEMBER 31,
                                                             -------------------------------------
                                                             1994    1995    1996    1997    1998
                                                             ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges(1)......................   3.65    4.51    4.99    4.66    4.49
Ratio of Earnings to Fixed Charges Plus Preferred Dividend
  Requirements (Pre-Income Tax Basis)(2)...................   2.99    3.60    3.89    4.19    4.34

---------------

(1) This ratio is computed as follows: (i) "Earnings" have been calculated by adding to "Income Before Interest Charges" all income taxes deducted therefrom and the debt portion of allowance for funds used during construction; and (ii) "Fixed Charges" consist of "Net Interest Charges" plus the debt portion of allowance for funds used during construction.
(2) In computing this ratio, "Preferred Dividend Requirements" represent the before tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

                             GEORGIA POWER COMPANY

     The Company is a wholly-owned subsidiary of The Southern Company, a holding company registered under the Public Utility Holding Company Act of 1935, as amended. The Company was incorporated under the laws of the State of Georgia on June 26, 1930. It is engaged in the generation and purchase of electric energy and the transmission, distribution and sale of such energy within the State of Georgia at retail in over 600 communities (including Athens, Atlanta, Augusta, Columbus, Macon, Rome and Valdosta), as well as in rural areas, and at wholesale currently to 39 electric cooperative associations through Oglethorpe Power

Corporation, a corporate cooperative of electric membership corporations in Georgia, and to 50 municipalities, 48 of which are served through the Municipal Electric Authority of Georgia, a public corporation and an instrumentality of the State of Georgia. The Company and one of its affiliates, Alabama Power Company, each owns 50% of the common stock of Southern Electric Generating Company ("SEGCO"). SEGCO owns electric generating units near Wilsonville, Alabama. The principal executive offices of the Company are located at 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, and the telephone number is
(404) 506-6526.

                                   THE TRUSTS

     Each Trust is a statutory business trust created under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on December 16, 1997. Each Trust's business is defined in a trust agreement, executed by the Company, as Depositor, and the Delaware Trustee thereunder. This trust agreement of each Trust will be amended and restated in its entirety substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part (the "Trust Agreement"). Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "1939 Act"). The Company will own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") of each Trust. The Trust Securities represent undivided beneficial interests in the assets of the respective Trusts. Each Trust exists for the exclusive purposes of (i) issuing its Trust Securities representing undivided beneficial interests in the assets of such Trust, (ii) investing the gross proceeds of its Trust Securities in a related series of Junior Subordinated Notes, and (iii) engaging in only those other activities necessary, appropriate, convenient or incidental thereto. The payment of periodic cash distributions on the Preferred Securities of each Trust and payments on liquidation and redemption with respect to the Preferred Securities of each Trust, in each case to the extent each Trust has funds legally and immediately available therefor, will be guaranteed by the Company (individually, a "Guarantee" and collectively, the "Guarantees") to the extent set forth under "Description of the Guarantees."

     Each Trust's business and affairs will be conducted by its trustees, which shall be appointed by the Company as the holder of the Common Securities: two officers of the Company as Administrative Trustees; The Chase Manhattan Bank as Property Trustee; and Chase Manhattan Bank Delaware as Delaware Trustee (collectively, the "Securities Trustees"). The Property Trustee of each Trust will act as the indenture trustee with respect to such Trust for purposes of compliance with the provisions of the 1939 Act.

     The principal place of business of each Trust shall be c/o the Company, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, telephone (404) 506-6526, Attn: Corporate Secretary.

     Reference is made to the Prospectus Supplement relating to the Preferred Securities of a Trust for further information concerning such Trust.

                         ACCOUNTING TREATMENT OF TRUSTS

     For financial reporting purposes, the Trusts will be treated as subsidiaries of the Company and, accordingly, the accounts of the Trusts will be included in the consolidated financial statements of the Company. The Preferred Securities will be presented as a separate line item in the consolidated balance sheet of the Company, and appropriate disclosures concerning the Preferred Securities, the Guarantees and the Junior Subordinated Notes will be included in the notes to the consolidated financial statements. For financial reporting purposes, the Company will record distributions payable on the Preferred Securities as an expense.

                                USE OF PROCEEDS

     Each Trust will invest the proceeds received from the sale of its Preferred Securities in Junior Subordinated Notes. Except as may be otherwise described in an applicable Prospectus Supplement, the net proceeds received by the Company from such investment and any proceeds received from the sale of its Senior

Notes or other sales of its Junior Subordinated Notes will be used in connection with its ongoing construction program, to pay scheduled maturities and/or refundings of its securities, to repay short-term indebtedness to the extent outstanding and for other general corporate purposes.

                        DESCRIPTION OF THE SENIOR NOTES

     Set forth below is a description of the general terms of the Senior Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Senior Note Indenture, dated as of January 1, 1998, between the Company and The Chase Manhattan Bank, as trustee (the "Senior Note Indenture Trustee"), as to be supplemented by a supplemental indenture thereto establishing the Senior Notes of each series (the Senior Note Indenture, as so supplemented, is hereinafter referred to as the "Senior Note Indenture"), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Senior Notes will include those stated in the Senior Note Indenture and those made a part of the Senior Note Indenture by reference to the 1939 Act. Certain capitalized terms used herein are defined in the Senior Note Indenture.

GENERAL

     The Senior Notes will be issued as unsecured senior debt securities under the Senior Note Indenture and will rank pari passu with all other unsecured and unsubordinated debt of the Company. The Senior Notes will be effectively subordinated to all secured debt of the Company, including its first mortgage bonds, aggregating approximately $2,166,000,000 outstanding at December 31, 1998. The Senior Note Indenture does not limit the aggregate principal amount of Senior Notes that may be issued thereunder and provides that Senior Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Senior Note Indenture.

     Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Senior Notes being offered thereby: (i) the title of such Senior Notes; (ii) any limit on the aggregate principal amount of such Senior Notes; (iii) the date or dates on which the principal of such Senior Notes is payable; (iv) the rate or rates at which such Senior Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date;
(v) the place or places where the principal of (and premium, if any) and interest, if any, on such Senior Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Senior Notes may be redeemed, in whole or in part, at the option of the Company; (vii) the obligation, if any, of the Company to redeem or purchase such Senior Notes; (viii) the denominations in which such Senior Notes shall be issuable; (ix) if other than the principal amount thereof, the portion of the principal amount of such Senior Notes which shall be payable upon declaration of acceleration of the maturity thereof; (x) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Senior Note Indenture pertaining to such Senior Notes; (xi) whether such Senior Notes shall be issued in whole or in part in the form of a Global Security; and (xii) any other terms of such Senior Notes.

     The Senior Note Indenture does not contain provisions that afford holders of Senior Notes protection in the event of a highly leveraged transaction involving the Company.

EVENTS OF DEFAULT

     The Senior Note Indenture provides that any one or more of the following described events with respect to the Senior Notes of any series, which has occurred and is continuing, constitutes an "Event of Default" with respect to the Senior Notes of such series:

          (a) failure for 10 days to pay interest on the Senior Notes of such series, when due on an Interest Payment Date other than at maturity or upon earlier redemption; or

          (b) failure to pay principal or premium, if any, or interest on the Senior Notes of such series when due at maturity or upon earlier redemption; or

          (c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Senior Note of such series; or

          (d) failure to observe or perform any other covenant or warranty of the Company in the Senior Note Indenture (other than a covenant or warranty which has expressly been included therein solely for the benefit of one or more series of Senior Notes other than such series) for 90 days after written notice to the Company from the Senior Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Senior Notes of such series; or

          (e) certain events of bankruptcy, insolvency, or reorganization of the Company.

     The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Indenture Trustee with respect to the Senior Notes of such series. If a Senior Note Indenture Event of Default occurs and is continuing with respect to the Senior Notes of any series, then the Senior Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Senior Notes of such series may declare the principal amount thereof due and payable immediately by notice in writing to the Company (and to the Senior Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Senior Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Senior Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of such series may rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Senior Note Indenture Trustee a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and all sums paid or advanced by the Senior Note Indenture Trustee, including reasonable compensation and expenses of the Senior
Note Indenture Trustee.

     The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series may, on behalf of the holders of all the Senior Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Senior Note Indenture cannot be modified or amended thereunder without the consent of the holder of each outstanding Senior Note of such series affected thereby.

REGISTRATION AND TRANSFER

     The Company shall not be required to (i) issue, register the transfer of or exchange Senior Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Senior Notes of such series called for redemption, or (ii) register the transfer of or exchange any Senior Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Senior Note being redeemed in part.

PAYMENT AND PAYING AGENT

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Senior Notes will be made only against surrender to the Paying Agent of such Senior Notes. Principal of and interest on Senior Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register with respect to the Senior Notes. Payment of interest on Senior Notes on any interest payment date will be made to the person in whose name the Senior Notes (or predecessor security) are registered at the close of business on the Record Date for such interest payment (the fifteenth calendar day before such interest payment date).

     Unless otherwise indicated in an applicable Prospectus Supplement, the Senior Indenture Trustee will act as Paying Agent with respect to the Senior Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.

     All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Senior Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Senior Notes will thereafter look only to the Company for payment thereof.

MODIFICATION

     The Senior Note Indenture contains provisions permitting the Company and the Senior Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Senior Notes of each series affected thereby, to modify the Senior Note Indenture or the rights of the holders of the Senior Note of such series; provided, that no such modification may, without the consent of the holder of each outstanding Senior Note affected thereby, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Senior Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the method of calculating the rate of interest thereon, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Senior Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Senior Note Indenture or certain defaults thereunder and their consequences) provided for in the Senior Note Indenture, or (iii) modify any of the provisions of the Senior Note Indenture relating to supplemental indentures, waiver of past defaults, or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Senior Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Senior Note affected thereby.

     In addition, the Company and the Senior Note Indenture Trustee may execute, without the consent of any holders of Senior Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of senior notes.

CONSOLIDATION, MERGER AND SALE

     The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Senior Note Indenture Trustee, the payment of the principal of (and premium, if any) and interest on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Senior Note Indenture Trustee an officers' certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Senior Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent thereto have been complied with.

INFORMATION CONCERNING THE SENIOR NOTE INDENTURE TRUSTEE

     The Senior Note Indenture Trustee, prior to an Event of Default with respect to Senior Notes of any series, undertakes to perform, with respect to Senior Notes of such series, only such duties as are specifically set forth in the Senior Note Indenture and, in case an Event of Default with respect to Senior Notes of any series has occurred and is continuing, shall exercise, with respect to Senior Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Senior Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Senior
Note Indenture at the request of any holder of Senior Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Senior Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Senior Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

     The Chase Manhattan Bank, the Senior Note Indenture Trustee, also serves as Subordinated Note Indenture Trustee, as Property Trustee and as Guarantee Trustee. The Company and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee under other indentures pursuant to which securities of the Company and affiliates of the Company are outstanding.

GOVERNING LAW

     The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

MISCELLANEOUS

     The Company will have the right at all times to assign any of its rights or obligations under the Senior Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Senior Note Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns.

                  DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

     Set forth below is a description of the general terms of the Junior Subordinated Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Note Indenture, dated as of June 1, 1997, between the Company and The Chase Manhattan Bank, as trustee (the "Subordinated Note Indenture Trustee"), as to be supplemented by a supplemental indenture thereto establishing the Junior Subordinated Notes of each series (the Subordinated Note Indenture, as so supplemented, is hereinafter referred to as the "Subordinated
Note Indenture"), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Junior Subordinated Notes will include those stated in the Subordinated Note Indenture and those made a part of the Subordinated Note Indenture by reference to the 1939 Act. Certain capitalized terms used herein are defined in the Subordinated
Note Indenture.

GENERAL

     The Junior Subordinated Notes will be issued as unsecured junior subordinated debt securities under the Subordinated Note Indenture. The Subordinated Note Indenture does not limit the aggregate principal amount of Junior Subordinated Notes that may be issued thereunder and provides that Junior Subordinated Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Subordinated Note Indenture.

     Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Junior Subordinated Notes being offered thereby: (i) the title of such Junior Subordinated Notes; (ii) any limit on the aggregate principal amount of such Junior Subordinated Notes; (iii) the date or dates on which the principal of such Junior Subordinated Notes is payable; (iv) the rate or rates at which such Junior Subordinated Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of (and premium, if any) and interest, if any, on such Junior Subordinated Notes shall be payable;
(vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Junior Subordinated Notes may be redeemed, in whole or in part, at the option of the Company; (vii) the obligation, if any, of the Company to redeem or purchase such Junior Subordinated Notes; (viii) the denominations in which such Junior Subordinated Notes shall be issuable; (ix) if other than the principal amount thereof, the portion of the principal amount of such Junior Subordinated Notes which shall be payable upon declaration of acceleration of the maturity thereof; (x) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Subordinated Note Indenture pertaining to such Junior Subordinated Notes;
(xi) whether such Junior Subordinated Notes shall be issued in whole or in part in the form of a Global Security; (xii) the right, if any, of the Company to extend the interest payment periods of such Junior Subordinated Notes; and
(xiii) any other terms of such Junior Subordinated Notes. The terms of each series of Junior Subordinated Notes issued to a Trust will correspond to those of the related Preferred Securities of such Trust as described in the Prospectus Supplement relating to such Preferred Securities.

     The Subordinated Note Indenture does not contain provisions that afford holders of Junior Subordinated Notes protection in the event of a highly leveraged transaction involving the Company.

SUBORDINATION

     The Junior Subordinated Notes are subordinated and junior in right of payment to all Senior Indebtedness (as defined below) of the Company. No payment of principal of (including redemption payments, if any), or premium, if any, or interest on (including Additional Interest (as defined herein)) the Junior Subordinated Notes may be made if (a) any Senior Indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceasing to exist, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default, or (c) notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the holders of the Junior Subordinated Notes are entitled to receive or retain any payment or distribution. Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Junior Subordinated Notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions applicable to such Senior Indebtedness until all amounts owing on the Junior Subordinated Notes are paid in full.

     The term "Senior Indebtedness" means, with respect to the Company, (i) any payment due in respect of indebtedness of the Company, whether outstanding at the date of execution of the Subordinated Note Indenture or thereafter incurred, created or assumed, (a) in respect of money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by the Company that, by their terms, are senior or senior subordinated debt securities including, without limitation, all obligations under its indentures with various trustees; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for (1) any such indebtedness that is by its terms subordinated to or pari passu with the Junior Subordinated Notes and (2) any unsecured indebtedness between or among the Company or its affiliates. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions contained in the Subordinated
Note Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

     The Subordinated Note Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of December 31, 1998, Senior Indebtedness of the Company aggregated approximately $3,490,000,000.

ADDITIONAL INTEREST

     "Additional Interest" is defined in the Subordinated Note Indenture as (i) such additional amounts as may be required so that the net amounts received and retained by a holder of Junior Subordinated Notes (if the holder is a Trust) after paying taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority will not be less than the amounts the holder would have received had no such taxes, duties, assessments, or other governmental charges been imposed; and (ii) any interest due and not paid on an interest payment date, together with interest thereon from such interest payment date to the date of payment, compounded quarterly, on each interest payment date.

CERTAIN COVENANTS

     The Company covenants in the Subordinated Note Indenture, for the benefit of the holders of each series of Junior Subordinated Notes, that, (i) if at such time the Company shall have given notice of its election to extend an interest payment period for such series of Junior Subordinated Notes and such extension shall be continuing, (ii) if at such time the Company shall be in default with respect to its payment or other obligations under the Guarantee with respect to the Trust Securities, if any, related to such series of Junior Subordinated Notes, or (iii) if at such time an Event of Default thereunder with respect to such series of Junior Subordinated Notes shall have occurred and be continuing,
(a) the Company shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees other than the Guarantees) issued by the Company which rank pari passu with or junior to the Junior Subordinated Notes. None of the foregoing, however, shall restrict (i) any of the actions described in the preceding sentence resulting from any reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, or (ii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

     The Subordinated Note Indenture further provides that, for so long as the Trust Securities of any Trust remain outstanding, the Company covenants (i) to directly or indirectly maintain 100% ownership of the Common Securities of such Trust; provided, however, that any permitted successor of the Company under the Subordinated Note Indenture may succeed to the Company's ownership of such Common Securities, and (ii) to use its reasonable efforts to cause such Trust
(a) to remain a statutory business trust, except in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities in liquidation of such Trust, the redemption of all of the Trust Securities of such Trust, or certain mergers, consolidations or amalgamations, each as permitted by the related Trust Agreement, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

EVENTS OF DEFAULT

     The Subordinated Note Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Notes of any series, which has occurred and is continuing, constitutes an "Event of Default" with respect to the Junior Subordinated Notes of such series:

          (a) failure for 10 days to pay interest on the Junior Subordinated Notes of such series, including any Additional Interest (as defined in clause (ii) of the definition thereof in the Subordinated Note Indenture) in respect thereof, when due on an Interest Payment Date other than at maturity or upon earlier redemption; provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or

          (b) failure for 10 days to pay Additional Interest (as defined in clause (i) of the definition thereof in the Subordinated Note Indenture); or

          (c) failure to pay principal or premium, if any, or interest, including Additional Interest (as defined in clause (ii) of the definition thereof in the Subordinated Note Indenture), on the Junior Subordinated Notes of such series when due at maturity or upon earlier redemption; or

          (d) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Junior Subordinated Note of such series; or

          (e) failure to observe or perform any other covenant or warranty of the Company in the Subordinated Note Indenture (other than a covenant or warranty which has expressly been included therein solely for the benefit of one or more series of Junior Subordinated Notes other than such series) for 90 days after written notice to the Company from the Subordinated Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Notes of such series; or

          (f) certain events of bankruptcy, insolvency, or reorganization of the Company.

     The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Note Indenture Trustee with respect to the Junior Subordinated Notes of such series. If a Subordinated Note Indenture Event of Default occurs and is continuing with respect to the Junior Subordinated Notes of any series, then the Subordinated Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may declare the principal amount thereof due and payable immediately by notice in writing to the Company (and to the Subordinated Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Junior Subordinated Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Subordinated Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Subordinated Note Indenture Trustee a sum sufficient to pay all matured installments of interest (including any Additional Interest) and principal due otherwise than by acceleration and all sums paid or advanced by the Subordinated
Note Indenture Trustee, including reasonable compensation and expenses of the Subordinated Note Indenture Trustee.

     A holder of Preferred Securities may institute a legal proceeding directly against the Company, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on the Junior Subordinated Notes of the related series having a principal amount equal to the aggregate stated liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Junior Subordinated Notes of such series.

     The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series may, on behalf of the holders of all the Junior Subordinated Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Subordinated Note Indenture cannot be modified or amended thereunder without the consent of the holder of each outstanding Junior Subordinated Note of such series affected thereby.

REGISTRATION AND TRANSFER

     The Company shall not be required to (i) issue, register the transfer of or exchange Junior Subordinated Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Junior Subordinated Notes of such series called for redemption, or (ii) register the transfer of or exchange any Junior Subordinated Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Note being redeemed in part.

PAYMENT AND PAYING AGENT

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Junior Subordinated Notes will be made only against surrender to the Paying Agent of such Junior Subordinated Notes. Principal of and interest on Junior Subordinated Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register with respect to the Junior Subordinated Notes. Payment of interest on Junior Subordinated Notes on any interest payment date will be made to the person in whose name the Junior Subordinated Notes (or predecessor security) are registered at the close of business on the Record Date for such interest payment (the fifteenth calendar day before such interest payment date).

     Unless otherwise indicated in an applicable Prospectus Supplement, the Subordinated Note Indenture Trustee will act as Paying Agent with respect to the Junior Subordinated Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.

     All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Junior Subordinated Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Junior Subordinated Notes will thereafter look only to the Company for payment thereof.

MODIFICATION

     The Subordinated Note Indenture contains provisions permitting the Company and the Subordinated Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Notes of each series affected thereby, to modify the Subordinated
Note Indenture or the rights of the holders of the Junior Subordinated Note of such series; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Note affected thereby, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Junior Subordinated Note, or reduce the principal amount thereof or the rate of interest (including Additional Interest) thereon or any premium payable upon the redemption thereof, or change the method of calculating the rate of interest thereon, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Junior Subordinated Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Subordinated Note Indenture or certain defaults thereunder and their consequences) provided for in the Subordinated
Note Indenture, or (iii) modify any of the provisions of the Subordinated Note Indenture relating to supplemental indentures, waiver of past defaults, or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Subordinated Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Junior Subordinated Note affected thereby, or (iv) modify the provisions of the Subordinated Note Indenture with respect to the subordination of the Junior Subordinated Notes in a manner adverse to such holder.

     In addition, the Company and the Subordinated Note Indenture Trustee may execute, without the consent of any holders of Junior Subordinated Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of junior subordinated notes.

CONSOLIDATION, MERGER AND SALE

     The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Subordinated Note Indenture Trustee, the payment of the principal of (and premium, if any) and interest (including Additional Interest) on all the Junior Subordinated Notes and the performance of every covenant of the Subordinated
Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Subordinated Note Indenture Trustee an officers' certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Subordinated Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent thereto have been complied with.

INFORMATION CONCERNING THE SUBORDINATED NOTE INDENTURE TRUSTEE

     The Subordinated Note Indenture Trustee, prior to an Event of Default with respect to Junior Subordinated Notes of any series, undertakes to perform, with respect to Junior Subordinated Notes of such series, only such duties as are specifically set forth in the Subordinated Note Indenture and, in case an Event of Default with respect to Junior Subordinated Notes of any series has occurred and is continuing, shall exercise, with respect to Junior Subordinated Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Subordinated Note Indenture at the request of any holder of Junior Subordinated Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Subordinated Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Subordinated Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

     The Chase Manhattan Bank, the Subordinated Note Indenture Trustee, also serves as Senior Note Indenture Trustee, as Property Trustee and as Guarantee Trustee. The Company and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee under other indentures pursuant to which securities of the Company and affiliates of the Company are outstanding.

GOVERNING LAW

     The Subordinated Note Indenture and the Junior Subordinated Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

MISCELLANEOUS

     The Company will have the right at all times to assign any of its rights or obligations under the Subordinated Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Subordinated Note Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     Each Trust may issue only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Trust Agreement of each Trust will authorize the Administrative Trustees, on behalf of the Trust, to issue the Preferred Securities of such Trust. The Preferred Securities of each Trust will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferral or other special rights or such restrictions as shall be set forth in the Trust Agreement of such Trust. Reference is made to the Prospectus Supplement relating to the Preferred Securities of a Trust for specific terms, including (i) the distinctive designation of such Preferred Securities; (ii) the number of Preferred Securities issued by such Trust; (iii) the annual distribution rate (or method of determining such rate) for Preferred Securities of such Trust and the date or dates on which such distributions shall be payable; (iv) whether distributions on such Preferred Securities shall be cumulative and, in the case of Preferred Securities having cumulative distribution rights, the date or dates, or method of determining the date or dates, from which distributions on such Preferred Securities shall be cumulative; (v) the amount or amounts that shall be paid out of the assets of such Trust to the holders of the Preferred Securities of such Trust upon voluntary or involuntary dissolution, winding-up or termination of such Trust; (vi) the obligation, if any, of such Trust to purchase or redeem such Preferred Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which such Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the voting rights, if any, of such Preferred Securities in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities as a condition to specified action or amendments to the Trust Agreement of such Trust; (viii) the rights, if any, to defer distributions on the Preferred Securities by extending the interest payment period on the related Junior Subordinated Notes; and (ix) any other relative rights, preferences, privileges, limitations or restrictions of such Preferred Securities not inconsistent with the Trust Agreement of such Trust or applicable law. All Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth under "Description of the Guarantees." Any material United States federal income tax considerations applicable to an offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

                         DESCRIPTION OF THE GUARANTEES

     Set forth below is a summary of information concerning the Guarantees that will be executed and delivered by the Company for the benefit of the holders of Preferred Securities of the respective Trusts from time to time. Each Guarantee will be qualified as an indenture under the 1939 Act. The Chase Manhattan Bank will act as indenture trustee under each Guarantee (the "Guarantee Trustee") for purposes of the 1939 Act. The terms of the respective Guarantees will be those set forth therein and those made part thereof by the 1939 Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantees, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the 1939 Act. Each Guarantee will be held by the Guarantee Trustee for the benefit of holders of the Preferred Securities to which it relates.

GENERAL

     Pursuant to each Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the related Preferred Securities, the Guarantee Payments (as defined herein), to the extent not paid by, or on behalf of, the related Trust, regardless of any defense, right of set-off or counterclaim that the Company may have or assert against any person. The following payments or distributions with respect to the Preferred Securities of any Trust to the extent not paid or made by, or on behalf of, such Trust will be subject to the Guarantee related thereto (without duplication): (i) any accrued and unpaid distributions required to be paid on the Preferred Securities of such Trust but if and only if and to the extent that such Trust has funds legally and immediately available therefor,
(ii) the redemption price, including all accrued and unpaid distributions to the date of redemption (the "Redemption Price"), with respect to any Preferred Securities called for redemption by such Trust, but if and only to the extent such

Trust has funds legally and immediately available therefor, and (iii) upon a dissolution, winding-up or termination of such Trust (other than in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities of such Trust or the redemption of all of the Preferred Securities of such Trust), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities of such Trust to the date of payment, to the extent such Trust has funds legally and immediately available therefor, and (b) the amount of assets of such Trust remaining available for distribution to holders of Preferred Securities of such Trust in liquidation of such Trust (the "Guarantee Payments"). The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the related Preferred Securities or by causing the related Trust to pay such amounts to such holders.

     Each Guarantee will be a guarantee of the Guarantee Payments with respect to the related Preferred Securities from the time of issuance of such Preferred Securities, but will not apply to the payment of distributions and other payments on such Preferred Securities when the related Trust does not have sufficient funds legally and immediately available to make such distributions or other payments. IF THE COMPANY DOES NOT MAKE INTEREST PAYMENTS ON THE JUNIOR SUBORDINATED NOTES HELD BY THE PROPERTY TRUSTEE UNDER ANY TRUST, SUCH TRUST WILL NOT MAKE DISTRIBUTIONS ON ITS PREFERRED SECURITIES.

SUBORDINATION

     The Company's obligations under each Guarantee to make the Guarantee Payments will constitute an unsecured obligation of the Company and will rank
(i) subordinate and junior in right of payment to all other liabilities of the Company, including the Junior Subordinated Notes, except those obligations or liabilities made pari passu or subordinate by their terms, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference securities of any affiliate of the Company, and (iii) senior to all common stock of the Company. The terms of the Preferred Securities will provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee related thereto. The Company has outstanding preferred stock that ranks pari passu to the Guarantees and common stock that ranks junior to the Guarantees.

     Each Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity).

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not materially and adversely affect the rights of holders of the related Preferred Securities (in which case no consent will be required), each Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of such outstanding Preferred Securities. The manner of obtaining any such approval of holders of the Preferred Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in each Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the related Preferred Securities then outstanding.

TERMINATION

     Each Guarantee will terminate and be of no further force and effect as to the related Preferred Securities upon full payment of the Redemption Price of all such Preferred Securities, upon distribution of Junior Subordinated Notes to the holders of such Preferred Securities, or upon full payment of the amounts payable upon liquidation of the related Trust. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Preferred Securities must restore payment of any sums paid with respect to such Preferred Securities or under such Guarantee.

EVENTS OF DEFAULT

     An event of default under each Guarantee will occur upon the failure by the Company to perform any of its payment obligations thereunder. The holders of a majority in liquidation amount of the Preferred Securities to which any Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Guarantee. Any holder of the related Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under such Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity. The holders of a majority in liquidation amount of Preferred Securities of any series may, by vote, on behalf of the holders of all the Preferred Securities of such series, waive any past event of default and its consequences.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, prior to the occurrence of any event of default with respect to any Guarantee and after the curing or waiving of all events of default with respect to such Guarantee, undertakes to perform only such duties as are specifically set forth in such Guarantee and, in case an event of default has occurred, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by any Guarantee at the request of any holder of the related Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

     The Chase Manhattan Bank, the Guarantee Trustee, also serves as Property Trustee, as Senior Note Indenture Trustee and as Subordinated Note Indenture Trustee. The Company and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank serves as trustee under other indentures pursuant to which securities of the Company and affiliates of the Company are outstanding.

GOVERNING LAW

     Each Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

THE AGREEMENTS AS TO EXPENSES AND LIABILITIES

     Pursuant to an Agreement as to Expenses and Liabilities to be entered into by the Company under each Trust Agreement, the Company will irrevocably and unconditionally guarantee to each person or entity to whom each Trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of such Trust, other than obligations of such Trust to pay to the holders of the related Preferred Securities or other similar interests in such Trust the amounts due such holders pursuant to the terms of such Preferred Securities or such other similar interests, as the case may be.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                THE JUNIOR SUBORDINATED NOTES AND THE GUARANTEES

     As long as payments of interest and other payments are made when due on each series of Junior Subordinated Notes issued to a Trust, such payments will be sufficient to cover distributions and payments due on the related Trust Securities of such Trust primarily because (i) the aggregate principal amount of each series of Junior Subordinated Notes will be equal to the sum of the aggregate stated liquidation amount of the related Trust Securities; (ii) the interest rate and interest and other payment dates on each series of Junior Subordinated Notes will match the distribution rate and distribution and other payment dates for the related Preferred Securities; (iii) the Company shall pay for all costs and expenses of each Trust pursuant to the Agreements as to Expenses and Liabilities; and (iv) each Trust Agreement provides that the Securities

Trustees thereunder shall not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

     Payments of distributions (to the extent funds therefor are legally and immediately available) and other payments due on the Preferred Securities (to the extent funds therefor are legally and immediately available) will be guaranteed by the Company as and to the extent set forth under "Description of the Guarantees." If the Company does not make interest payments on any series of Junior Subordinated Notes, it is not expected that the related Trust will have sufficient funds to pay distributions on its Preferred Securities. Each Guarantee is a guarantee from the time of its issuance, but does not apply to any payment of distributions unless and until the related Trust has sufficient funds legally and immediately available for the payment of such distributions.

     If the Company fails to make interest or other payments on any series of Junior Subordinated Notes when due (taking into account any extension period as described in the applicable Prospectus Supplement), the Trust Agreement provides a mechanism whereby the holders of the related Preferred Securities may appoint a substitute Property Trustee. Such holders may also direct the Property Trustee to enforce its rights under the Junior Subordinated Notes of such series, including proceeding directly against the Company to enforce such Junior Subordinated Notes. If the Property Trustee fails to enforce its rights under any series of Junior Subordinated Notes, to the fullest extent permitted by applicable law, any holder of related Preferred Securities may institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under such series of Junior Subordinated Notes without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, a holder of Preferred Securities may institute a legal proceeding directly against the Company, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on Junior Subordinated Notes of the related series having a principal amount equal to the aggregate stated liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Junior Subordinated Notes of such series.

     If the Company fails to make payments under any Guarantee, such Guarantee provides a mechanism whereby the holders of the Preferred Securities to which such Guarantee relates may direct the Guarantee Trustee to enforce its rights thereunder. In addition, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Guarantee Trustee's rights under the related Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity.

     Each Guarantee, the Subordinated Note Indenture, the Junior Subordinated Notes of the related series, the related Trust Agreement and the related Agreement as to Expenses and Liabilities, as described above, constitute a full and unconditional guarantee by the Company of the payments due on the related series of Preferred Securities.

     Upon any voluntary or involuntary dissolution, winding-up or termination of any Trust, unless Junior Subordinated Notes of the related series are distributed in connection therewith, the holders of Preferred Securities of such Trust will be entitled to receive, out of assets legally available for distribution to holders, a liquidation distribution in cash as described in the applicable Prospectus Supplement. Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the related series of Junior Subordinated Notes, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions. Because the Company is guarantor under each Guarantee and has agreed to pay for all costs, expenses and liabilities of each Trust (other than the Trust's obligations to holders of the Preferred Securities) pursuant to the related Agreement as to Expenses and Liabilities, the positions of a holder of Preferred Securities and a holder of Junior Subordinated Notes of the related series relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company would be substantially the same.

     A default or event of default under any Senior Indebtedness would not constitute a default or Event of Default under the Subordinated Note Indenture. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Junior Subordinated Notes provide that no payments may be made in respect of the Junior Subordinated Notes until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Junior Subordinated Notes of any series would constitute an Event of Default under the Subordinated Note Indenture with respect to the Junior Subordinated Notes of such series except that failure to make interest payments on the Junior Subordinated Notes of such series will not be an Event of Default during an extension period as described in the applicable Prospectus Supplement.

                              PLAN OF DISTRIBUTION

     The Company may sell the Senior Notes and the Junior Subordinated Notes and the Trusts may sell the Preferred Securities in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The Prospectus Supplement with respect to each series of Senior Notes, Junior Subordinated Notes or Preferred Securities will set forth the terms of the offering of such Senior Notes, Junior Subordinated Notes or Preferred Securities, including the name or names of any underwriters or agents, the purchase price of such Senior Notes, Junior Subordinated Notes or Preferred Securities and the proceeds to the Company or the applicable Trust from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Senior Notes, Junior Subordinated Notes or Preferred Securities may be listed.

     If underwriters participate in the sale, such Senior Notes, Junior Subordinated Notes or Preferred Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

     Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any series of Senior Notes, Junior Subordinated Notes or Preferred Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of Senior Notes, Junior Subordinated Notes or Preferred Securities, if any are purchased.

     Underwriters and agents may be entitled under agreements entered into with the Company and/or the applicable Trust to indemnification against certain civil liabilities, including liabilities under the 1933 Act. Underwriters and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

     Each series of Senior Notes, Junior Subordinated Notes or Preferred Securities will be a new issue of securities and will have no established trading market. Any underwriters to whom Senior Notes, Junior Subordinated Notes or Preferred Securities are sold for public offering and sale may make a market in such Senior Notes, Junior Subordinated Notes or Preferred Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Senior Notes, Junior Subordinated Notes or Preferred Securities may or may not be listed on a national securities exchange.

                                 LEGAL MATTERS

     Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the Company and the Trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Company and the Trusts. The validity of the Senior Notes, the Junior Subordinated Notes, the Guarantees and certain matters relating thereto will be passed upon on behalf of the Company by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the Underwriters by Dewey Ballantine LLP, New York, New York.

                                    EXPERTS

     The financial statements and schedules of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     Statements as to matters of law and legal conclusions in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, relating to titles to property of the Company under "Item 2 -- Properties -- Titles to Property", and relating to the Company under "Item 1 -- Business -- Regulation", "Item 1 -- Business -- Rate Matters" and "Item 1 -- Business -- Competition", have been reviewed by Troutman Sanders LLP, general counsel for the Company, and such statements are made upon the authority of such firm as experts.

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                                  $300,000,000

                                   (GPC LOGO)

                      SERIES E FLOATING RATE SENIOR NOTES
                             DUE FEBRUARY 22, 2002

                          ---------------------------

                               TABLE OF CONTENTS

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                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
The Company...........................   S-2
Selected Financial Information........   S-2
Recent Results of Operations..........   S-3
Use of Proceeds.......................   S-3
Description of the Series E Senior
  Notes...............................   S-3
Underwriting..........................   S-7
                 PROSPECTUS
About this Prospectus.................     2
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
Selected Information..................     4
Georgia Power Company.................     4
The Trusts............................     5
Accounting Treatment of Trusts........     5
Use of Proceeds.......................     5
Description of the Senior Notes.......     6
Description of the Junior Subordinated
  Notes...............................     9
Description of the Preferred
  Securities..........................    15
Description of the Guarantees.........    15
Relationship Among the Preferred
  Securities, the Junior Subordinated
  Notes and the Guarantees............    17
Plan of Distribution..................    19
Legal Matters.........................    19
Experts...............................    20

                          ---------------------------

                             PROSPECTUS SUPPLEMENT

                          ---------------------------

                          JOINT BOOK-RUNNING MANAGERS:

                            BEAR, STEARNS & CO. INC.
                             CHASE SECURITIES INC.

                               February 15, 2000

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